Exhibit 5.1
HOGAN & HARTSON L.L.P.
COLUMBIA SQUARE 555 THIRTEENTH STREET, N.W. WASHINGTON, DC 20004-1109 TEL (202) 637-5600 FAX (202) 637-5910 WWW.HHLAW.COM

March 7, 2006

Board of Directors
WellCare Health Plans, Inc.
8725 Henderson Road
Renaissance One
Tampa, Florida 33634

Ladies and Gentlemen:

We are acting as counsel to WellCare Health Plans, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-132052) (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of shares of common stock, par value $.01 per share, of the Company (the “Common Stock”). The Common Stock may be offered and sold by the Company or by certain selling shareholders from time to time as set forth in the prospectus that forms a part of the Registration Statement (the “Prospectus”) and as set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). This opinion letter is rendered in connection with the proposed public offering of up to an aggregate of 5,577,500 shares of Common Stock (including 727,500 shares which may be sold upon the exercise of an over-allotment option), of which up to 575,000 may be issued and sold by the Company (including 75,000 shares which may be sold upon the exercise of an over-allotment option) (“Primary Shares”) and up to 5,002,500 may be sold by certain selling shareholders (including 652,500 shares which may be sold upon the exercise of an over-allotment option) (“Secondary Shares,” and together with the Primary Shares, the “Shares”), as described in the Base Prospectus as supplemented by the Prospectus Supplement dated March 7, 2006 (together with the Prospectus, the “Final Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	The Final Prospectus.

3.
The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on March 7, 2006, and as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Charter”).

4.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “By-Laws”).

5.
Agreement and Plan of Merger, dated as of February 12, 2004 (the “Merger Agreement”), by and between the Company (f/k/a WellCare Group, Inc.) and WellCare Holdings, LLC, a Delaware limited liability company (“WCHLLC”), pursuant to which WCHLLC merged with and into the Company and all issued and outstanding units of limited liability company interests in WCHLLC were converted into shares of common stock, par value $0.01 per share, of the Company as provided in the Merger Agreement.

6.
Certificate of Merger merging WCHLLC and WellCare Group, Inc., as certified by the Secretary of State of the State of Delaware on March 7, 2006, and as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

7.
Certain resolutions of the Board of Directors of the Company pertaining to the merger of WCHLLC with and into the Company and the approval of the Merger Agreement and the issuance of the Secondary Shares in connection therewith, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (collectively, the “Merger Agreement Resolutions”).

8.
Resolutions of the Board of Directors of the Company adopted at a meeting held on February 26, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the filing by the Company of the Registration Statement and other related matters.

9.
Resolutions of the Pricing Committee of the Board of Directors of the Company adopted by resolution on March 7, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the authorization of the Underwriting Agreement, the issuance and sale of the Shares and arrangements in connection therewith (the “Pricing Resolutions”).

10.
An executed copy of the Underwriting Agreement, dated March 7, 2006, among the Company, certain selling stockholders named in Schedules I-A and I-B therein and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc. and Wachovia Capital Markets, LLC (the “Underwriting Agreement”).

11.	A certificate of the Secretary of the Company, dated as of the date hereof.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that: (a) upon (i) issuance of the Primary Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Primary Shares specified in the Pricing Resolutions, the Primary Shares will be validly issued, fully paid and nonassessable, and (b) the Secondary Shares are validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K in connection with the offering of the Shares. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.